EXHIBIT 99.5


                             INVESTORS' AGREEMENT


                                  dated as of

                                August 17, 1998

                                     among


                              INSILCO HOLDING CO.


                                      and


                          THE INVESTORS NAMED HEREIN





                               TABLE OF CONTENTS

                            ----------------------

                                                                          Page
                                                                          ----
                                   ARTICLE 1
                                  Definitions

Section 1.01.  Definitions...................................................2

                                   ARTICLE 2
                             Corporate Governance

Section 2.01.  Composition of the Board......................................9
Section 2.02.  Removal......................................................10
Section 2.03.  Vacancies....................................................10
Section 2.04.  Meetings.....................................................11
Section 2.05.  Action by the Board..........................................11
Section 2.06.  Conflicting Charter or Bylaw Provisions......................11
Section 2.07.  Notice of Meeting; Participation.............................11
Section 2.08.  Subsidiary Governance........................................11
Section 2.09.  Affiliate Transactions.......................................11

                                   ARTICLE 3
                           Restrictions on Transfer

Section 3.01.  General......................................................12
Section 3.02.  Legends......................................................13
Section 3.03.  Permitted Transferees........................................13

                                   ARTICLE 4
                      Tag-Along Rights; Drag-along Rights

Section 4.01.  Rights to Participate in Transfer............................13
Section 4.02.  Right to Compel Participation in Certain Transfers...........16

                                   ARTICLE 5
                              Registration Rights

Section 5.01.  Demand Registration..........................................18
Section 5.02.  Incidental Registration......................................20
Section 5.03.  Holdback Agreements..........................................22
Section 5.04.  Registration Procedures......................................22
Section 5.05.  Indemnification by the Company...............................25
Section 5.06.  Indemnification by Participating Stockholders................26
Section 5.07.  Conduct of Indemnification Proceedings.......................27
Section 5.08.  Contribution.................................................28
Section 5.09.  Participation in Public Offering.............................29
Section 5.10.  Other Indemnification........................................29
Section 5.11.  Cooperation by the Company...................................29
Section 5.12.  No Transfer of Registration Rights...........................30

                                   ARTICLE 6
                                 Miscellaneous

Section 6.01.  Entire Agreement.............................................30
Section 6.02.  Binding Effect; Benefit......................................30
Section 6.03.  Confidentiality..............................................30
Section 6.04.  Exclusive Financial and Investment Banking Advisor...........31
Section 6.05.  Assignability................................................31
Section 6.06.  Amendment; Waiver; Termination...............................32
Section 6.07.  Notices......................................................32
Section 6.08.  Counterparts.................................................33
Section 6.09.  Applicable Law...............................................34
Section 6.10.  Specific Enforcement.........................................34
Section 6.11.  Consent to Jurisdiction......................................34



                             INVESTORS' AGREEMENT

         AGREEMENT dated as of August 17, 1998 among (i) Insilco Holding Co., a Delaware corporation (the "Company") and (ii) DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership ("DLJMB"), DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A, L.P., a Delaware limited partnership, DLJ EAB Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners-A, L.P., a Delaware limited partnership, DLJMB Funding II, Inc., a Delaware corporation, UK Investment Plan 1997 Partners, a Delaware partnership, DLJ First ESC, L.P., a Delaware limited partnership and DLJ ESC II, L.P., a Delaware limited partnership, (each of the foregoing, a "DLJ Entity", and collectively, the "DLJ Entities"), and 399 Venture Partners, Inc., a wholly owned subsidiary of CitiBank, N.A. ("CVC").



                             W I T N E S S E T H:

         WHEREAS, certain parties hereto (i) have acquired securities of Silkworm Acquisition Corporation ("MergerSub"), the predecessor by merger to the Company, and/or (ii) will be acquiring securities of the Company;

         WHEREAS, pursuant to the terms of the Merger Agreement and Plan of Merger dated as of March 24, 1998 (as the same may be or may have been amended from time to time, the "Merger Agreement"), MergerSub has been merged with and into the Company with the Company as the surviving corporation;

         WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Merger Agreement;

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:



                                   ARTICLE 1
                                  Definitions

         Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; provided that no stockholder of the Company shall be deemed an Affiliate of any other stockholder of the Company solely by reason of any investment in the Company. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Affiliated Employee Benefit Trust" means any trust that is a successor to the assets held by a trust established under an employee benefit plan subject to ERISA or any other trust established directly or indirectly under such plan or any other such plan having the same sponsor.

         "Aggregate Ownership" means, with respect to any Stockholder or group of Stockholders, and with respect to any class of Company Securities, the total amount of such class of Company Securities "beneficially owned" (as such term is defined in Rule 13d-3 under the Exchange Act) (without duplication) by such Stockholder or group of Stockholders as of the date of such calculation, calculated on a Fully Diluted basis.

         "Board" means the board of directors of the Company.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         "Bylaws" means the Amended and Restated Bylaws of the Company, as the same may be amended from time to time.

         "Charter" means the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended from time to time.

         "Closing Date" means August 17, 1998.

         "Common Stock" means the common stock, par value $0.001 per share, of the Company and any stock into which such Common Stock may thereafter be converted or changed, and "Common Shares" means shares of Common Stock.

         "Company Securities" means the Common Stock and securities convertible into or exchangeable for Common Stock and options, Preferred Stock, warrants (including the Warrants) or other rights to acquire Common Stock, Preferred Stock or any other equity security or equity-linked security issued by the Company.

         "Drag-Along Portion" means, with respect to any Other Stockholder and any class of Company Securities, (i) the number of such class of Company Securities beneficially owned by such Other Stockholder on a Fully Diluted basis multiplied by (ii) a fraction, the numerator of which is the number of such class of Company Securities proposed to be sold by the DLJ Entities in any sale to which Section 4.02 applies and the denominator of which is the total number of such class of Company Securities on a Fully Diluted basis beneficially owned by the DLJ Securities immediately prior to such sale.

         "Exchange Act" means the Securities Exchange Act of 1934, as the same may be amended, and the rules and regulations promulgated thereunder.

         "Fully Diluted" means, with respect to the Common Stock, all outstanding Common Shares and all Common Shares issuable in respect of securities convertible into or exchangeable for Common Shares, all stock appreciation rights, options, warrants (including the Warrants) and other rights to purchase or subscribe for Common Shares or securities convertible into or exchangeable for Common Shares; provided that, to the extent any of the foregoing stock appreciation rights, options, warrants or other rights to purchase or subscribe for Common Shares are subject to vesting, the Common Shares subject to vesting shall be included in the definition of "Fully Diluted" only upon and to the extent of such vesting.

         "Initial Ownership" means, with respect to any Stockholder and any class of Company Securities, the number of shares or units of such class of Company Securities beneficially owned (and (without duplication) which such Persons have the right to acquire) as of the date hereof, or in the case of any Person that shall become a party to this Agreement on a later date, as of such date, in each case taking into account any stock split, stock dividend, reverse stock split or similar event.

         "First Public Offering" means the first Public Offering after the date hereof.

         "Other Stockholders" means all Stockholders other than the DLJ
Entities.

         "Permitted Transferee" means:

                           (i) in the case of any DLJ Entity, (A) any other DLJ Entity, (B) any general or limited partner of any DLJ Entity (a "DLJ Partner"), and any Affiliated Employee Benefit Trust or Person that is an Affiliate of any DLJ Partner (collectively, the "DLJ Affiliates"), (C) any managing director, general partner, director, limited partner, officer or employee of any DLJ Entity or of any DLJ Affiliate, orthe heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing persons referred to in this clause (C) (collectively, "DLJ Associates"), (D) a trust, the beneficiaries of which, or a corporation, limited liability company or partnership, all of the stockholders, members or general or limited partners of which, include only DLJ Entities, DLJ Affiliates, DLJ Associates, their spouses or their lineal descendants, (E) a voting trustee for one or more DLJ Entities, DLJ Affiliates or DLJ Associates under the terms of a voting trust designed to conform with the requirements of the Insurance Law of the State of New York or (F) any Other Stockholder;

                           (ii) in the case of CVC, (A) any nominee or trustee for or any general or limited partner or shareholder of CVC, and any Person that is an Affiliate of CVC (collectively, the "CVC Affiliates"), (B)any managing director, general partner, limited partner, employee, officer or director of CVC or a CVC Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (B) (collectively, "CVC Associates"), (C) a "Co-Investment Scheme" being a scheme under which certain officers, employees or partners of CVC or of its adviser or manager are entitled (as individuals or through a body corporate or any other vehicle) to acquire shares which CVC would otherwise acquire and a Co-Investment Scheme which holds shares for a body corporate or other vehicle may Transfer their shares to another body corporate or another vehicle which holds or is to hold shares for the Co-Investment Scheme or the officers, employees or partners entitled to the shares under the Co-Investment Scheme, (D) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, stockholders, members or general or limited partners of which include only CVC, CVC Affiliates, CVC Associates, their spouses or their lineal descendants or (E) any other Stockholder; and


                          (iii) in the case of any Other Stockholder (other than CVC), (A) any Other Stockholder, (B) a Person to whom Common Shares are transferred from such Other Stockholder (1) by will or the laws of descent and distribution or (2) by gift without consideration of any kind; provided that, in the case of clause (2), such transferee is the issue or spouse of such Other Stockholder or (C) a trust that is for the exclusive benefit of such Other Stockholder or its Permitted Transferees under (B) above.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Preferred Stock" means the 15% senior exchangeable preferred stock, par value $0.001 per share and due 2010 of the Company, and "Preferred Shares" means shares of Preferred Stock.

         "Pro Rata Portion" means, with respect to any Stockholder at any time,
(i)the number of Common Shares that a Stockholder owns at such time multiplied by (ii)a fraction, the numerator of which is the number of Common Shares to be sold by the DLJ Entities in any sale to which Section 4.01 applies and the denominator of which is the total number of Common Shares, on a Fully Diluted basis, held in the aggregate by the DLJ Entities immediately prior to any such sale.

         "Public Offering" means an underwritten public offering of Registrable Securities of the Company pursuant to an effective registration statement under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form).

         "Registration Expenses" means all (i) registration and filing fees,
(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 5.04(h)), (vi) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (vii) reasonable fees and expenses of one counsel for all of the Stockholders participating in the offering selected (A) by the DLJ Entities, in the case of any offering in which such entities participate (other than one pursuant to a CVC Demand), (B) in the case of a CVC Demand, by the CVC Entities, or (C) in any other case, by the Stockholders holding the majority of Shares or Warrants to be sold for the account of all Stockholders in the offering, (viii) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc. (the "NASD") including fees and expenses of any "qualified independent underwriter" and (ix) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, other than any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses (except as set forth in clause (vii) above) of the Stockholders (or the agents who manage their accounts) or any fees and expenses of underwriter's counsel.

         "Registrable Securities" means at any time any Shares or Warrants and any securities issued or issuable in respect of such Shares or Warrants by way of conversion, exchange, stock dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise until (i) a registration statement covering such Shares or Warrants has been declared effective by the SEC and such Shares or Warrants have been disposed of pursuant to such effective registration statement, (ii) such Shares or Warrants are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or (iii) such Shares or Warrants are otherwise transferred, the Company has delivered a new certificate or other evidence of ownership for such Shares or Warrants not bearing the legend required pursuant to this Agreement and such Shares or Warrants may be resold without subsequent registration under the Securities Act.

         "Rule 144" means Rule 144, Rule 144A and Rule 145 (or any successor provisions) under the Securities Act.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as the same may be amended, and the rules and regulations promulgated thereunder.

         "Shares" means Common Shares and Preferred Shares.

         "Stockholder" means each Person (other than the Company) who shall be a party to or bound by this Agreement, whether in connection with the execution and delivery hereof as of the date hereof, pursuant to Section 3.03, Section 6.05, or otherwise, so long as such Person shall beneficially own any Company Securities.

         "Subscription Agreements" means (i) the Subscription Agreement dated as of August 17, 1998 among MergerSub, the DLJ Entities and CVC relating to the issue of Common Shares and (ii) the Subscription Agreement dated as of August 17, 1998 among the Company and the DLJ Entities relating to the issue of Preferred Shares and Warrants.

         "Tag-Along Portion" means

         (i) where the DLJ Entities are selling Common Stock, the number of Common Shares held (or, without duplication, that such shareholder has the right to acquire from any Person) by the Tagging Person multiplied by a fraction, the numerator of which is the maximum number of Common Shares proposed to be sold by the DLJ Entities in the Tag-Along Sale pursuant to
Section 4.01, and the denominator of which is the aggregate number of Common Shares on a Fully Diluted basis owned by the DLJ Entities, and

         (ii) where the DLJ Entities are selling Warrants, the number of Common Shares held (or, without duplication, acquirable under the Warrants) by the Tagging Person, multiplied by a fraction the numerator of which is the number of Common Shares for which the Warrants proposed to be sold by the DLJ Entities in the Tag-Along Sale pursuant to Section 4.01 are exercisable, and the denominator of which is the aggregate number of Common Shares on a Fully Diluted basis owned by the DLJ Entities, provided that where a Tag-Along Right includes the right to sell Common Stock, any holder of Warrants may, in lieu of exercising Warrants, Transfer Warrants for some or all of that number of Common Shares as would otherwise have constituted its Tag-Along Portion, in which event the price to be received with respect to each such Warrant shall be the price per Common Share applicable to the Tag-Along Offer, less the then applicable exercise price of the Warrants owned by such holder.

         "Third Party" means a prospective purchaser(s) of Shares in an arms-length transaction from a Stockholder where such purchaser(s) is not a Permitted Transferee or other Affiliate of such Stockholder.

         "Transfer" means, with respect to any Company Security, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate, or otherwise transfer such security or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange pledge, encumbrance, hypothecation, or other transfer of such security or any participation or interest therein or any agreement or commitment to do any of the foregoing.

         "Transfer Percentage" means, as of any date, with respect to any Person, (x) the aggregate number of Common Shares transferred prior to such date by such Person, other than any Common Shares transferred to Permitted Transferees of such Person, divided by (y) the Initial Ownership of Common Shares of such Person.

         "Warrants" means the warrants issued by the Company to Stockholders for the purchase of an aggregate of 65,603 Common Shares (subject to adjustment as provided for herein).

         "Warrant Shares" means Common Shares issuable by the Company upon exercise of the Warrants.

          (a) The term "CVC Entities", to the extent that CVC shall have transferred any of its Company Securities to any of its Permitted Transferees, shall mean CVC and the Permitted Transferees thereof, taken together, and any right, obligation or action that may be taken at the election of CVC may be taken at the election of the CVC Entities and such Permitted Transferees.

          (b) The term "DLJ Entities", to the extent such entities shall have transferred any of their Company Securities to any of their Permitted Transferees, shall mean the DLJ Entities and such Permitted Transferees, taken together, and any right, obligation or action that may be taken at the election of the DLJ Entities may be taken at the election of the DLJ Entities and such Permitted Transferees.

          (c) The term "Other Stockholders", to the extent such stockholders shall have transferred any of their Company Securities to any Permitted Transferees thereof, shall mean the Other Stockholders and such Permitted Transferees, taken together, and any right, obligation or action that may be taken at the election of the Other Stockholders may be taken at the election of the Other Stockholders and such Permitted Transferees.

          (d) Each of the following terms is defined in the Section set forth opposite such term:

         Term                                               Section
         ----                                               -------

         CVC Demand                                         5.01(a)
         Applicable Holdback Period                         5.03
         Cause                                              2.02
         Company                                            Preamble
         Compelled Sale                                     4.02(a)
         Compelled Sale Price                               4.02(a)
         Compelled Sale Notice                              4.02(a)
         Compelled Sale Notice Period                       4.02(a)
         Confidential Information                           6.03(b)
         CVC                                                Preamble
         Demand Registration                                5.01(a)
         DLJ Entity                                         Preamble
         DLJMB                                              Preamble
         DLJSC                                              6.04
         Drag-Along Rights                                  4.02(a)
         Holders                                            5.01(a)
         Incidental Registration                            5.02(a)
         Indemnified Party                                  5.07
         Indemnifying Party                                 5.07
         Independent Director                               2.01(a)
         Inspectors                                         5.04(g)
         Maximum Offering Size                              5.01(e)
         Merger Agreement                                   Recitals
         MergerSub                                          Recitals
         Records                                            5.04(g)
         Replacement Nominee                                2.03(a)
         Representatives                                    6.03(b)
         Requesting Stockholder                             5.01(e)
         Section 4.01 Response Notice                       4.01(a)
         Tag-Along Notice                                   4.01(a)
         Tag-Along Notice Period                            4.01(a)
         Tag-Along Offer                                    4.01(a)
         Tag-Along Right                                    4.01(a)
         Tag-Along Sale                                     4.01(a)
         Tagging Person                                     4.01(a)


                                   ARTICLE 2
                             Corporate Governance

         Section 2.01. Composition of the Board. (a)The Board shall consist of seven directors of whom (i) four will be designated by DLJMB in its sole discretion, (ii) one will be Robert L. Smialek for so long as he is employed by the Company, (iii) one will be designated by CVC as long as at the close of business on the Business Day immediately preceding such designation, the number of Common Shares held by CVC is more than 10% of the outstanding Common Shares on a Fully Diluted basis and (iv) one will be designated by DLJMB but shall not be either an "Affiliate" or an "Associate" (as such terms are used within the meaning of Rule 12b-2 under the Exchange Act) of the DLJ Entities or the Other Stockholders (the "Independent Director") and shall be designated by DLJMB after consultation with the Other Stockholders. On the Closing Date, the initial Board shall be Thompson Dean, William F. Dawson, Jr., Robert L. Smialek and, shortly after the Closing Date, David Howe. DLJMB shall be permitted to increase the number of directors who serve on the Board from seven to eight and DLJMB shall be permitted to designate the eighth director.

          (b) Each Stockholder entitled to vote for the election of directors to the Board agrees that it will vote its Shares or execute written consents, as the case may be, and take all other necessary action (including action by written consent or causing the Company to call a special meeting of stockholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01; provided that the Other Stockholders shall not be required to vote for the board-designees of DLJMB if the aggregate number of Common Shares held by the DLJ Entities is, at the close of business on the day preceding such vote or execution of proxies or consents, less than 10% of the DLJ Entities Initial Ownership of Common Shares on a Fully Diluted Basis.

         Section 2.02. Removal. Each Stockholder agrees that if, at any time, it is then entitled to vote for the removal of directors of the Company, it will not vote any of its Shares in favor of the removal of any director who shall have been designated or nominated pursuant to Section 2.01 unless either such removal shall be for Cause or the Person or Persons entitled to designate or nominate such director shall have consented to such removal in writing; provided that if the Persons entitled to designate or nominate any director pursuant to Section 2.01 shall request the removal, with or without Cause, of such director in writing, such Stockholder shall vote its Shares in favor of such removal. Removal for "Cause" shall mean removal of a director because of such directors (a) willful and continued failure substantially to perform his duties with the Company in his established position, (b) willful conduct which is injurious to the Company or any of its subsidiaries, monetarily or otherwise, (c) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or (d) abuse of illegal drugs or other controlled substances or habitual intoxication.

         Section 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy of the Board:

          (a) the Person or Persons entitled under Section 2.01 to designate or nominate such director whose death, disability, retirement, resignation or removal resulted in such vacancy may, subject to the provisions of Section 2.01, designate another individual (the "Replacement Nominee") to fill such capacity and serve as a director of the Company; and

          (b) subject to Section 2.01, each Stockholder then entitled to vote for the election of the Replacement Nominee as a director of the Company agrees that it will vote its Shares, or execute a proxy or written consent, as the case may be, in order to ensure that the Replacement Nominee is elected to the Board.

         Section 2.04. Meetings. The Board shall hold a regularly scheduled meeting at least once every calendar quarter.

         Section 2.05. Action by the Board. (a) A quorum of the Board shall consist of three directors, of whom at least two must be designees of DLJMB; provided that DLJMB shall have the right at any time to increase the number of directors necessary to constitute a quorum of the Board.

          (b) All actions of the Board shall require (i)the affirmative vote of at least a majority of the directors present at a duly convened meeting of the Board at which a quorum is present or (ii)the unanimous written consent of the Board; provided that, in the event there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

          (c) The Board may create executive, compensation, audit and such other committees as it may determine. The DLJ Entities shall be entitled to majority representation on any committee created by the Board.

         Section 2.06. Conflicting Charter or Bylaw Provisions. Each Stockholder shall vote its Shares or execute proxies or written consents, as the case may be, and take all other actions necessary, to ensure that the Companys Charter and Bylaws (i)facilitate, and do not at any time conflict with, any provision of this Agreement and (ii) permit each Stockholder to receive the benefits to which each such Stockholder is entitled under this Agreement.

         Section 2.07. Notice of Meeting; Participation. (a) Each director will receive notice and the agenda of each meeting of the Board or any committee thereof (even if such director is not a member of such committee) at least 5 days prior to such meeting.

          (b) Each DLJMB and CVC representative will be permitted to invite alternates to participate in the meetings, provided such alternates will not be permitted to vote at such meeting.

         Section 2.08. Subsidiary Governance. Each of the Company and each Stockholder agrees that, if and to the extent that two or more of the directors of any subsidiary of the Company are designees of DLJMB, CVC shall have the right to designate one director of the board of such subsidiary.

         Section 2.09. Affiliate Transactions. The Company will not, and will not permit any of its subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company, unless such transaction is on terms that are no less favorable to the Company or such subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated Person.

                                   ARTICLE 3
                           Restrictions on Transfer

         Section 3.01. General. (a) Each Stockholder understands and agrees that the Company Securities purchased pursuant to the Subscription Agreements have not been registered under the Securities Act and are restricted securities. Each of the parties hereto agrees that it will not Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the Securities Act and any applicable foreign or state securities or "blue sky" laws.

          (b) Until such time as CVC owns 10% or less of its Initial Ownership of Common Shares, none of the CVC Entities shall Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except (i) in a Public Offering, (ii) pursuant to a Transfer to which Section 4.01 or Section 4.02 applies, or (iii) subject to Section 3.03, to any Permitted Transferee thereof.

          (c) Any attempt to Transfer any Company Securities not in compliance herewith shall be null and void and the Company shall not, and shall cause any transfer agent not to, give any effect in the Companys stock records to such attempted Transfer.

          (d) No Holder shall (i) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Company Securities, except as expressly contemplated by this Agreement, (ii) enter into any agreement or arrangement of any kind with any Person with respect to its Company Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Stockholder under this Agreement including, but not limited to, agreements or arrangements with respect to the Transfer or voting of its Company Securities or (iii) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Company Securities in any manner which is inconsistent with the provisions of this Agreement.

         Section 3.02. Legends. (a) In addition to any other legend that may be required, each certificate for Shares and each Warrant that is issued to any Stockholder shall bear a legend in substantially the following form:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE INVESTORS' AGREEMENT DATED AS OF AUGUST 14, 1998, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM INSILCO HOLDING CO. OR ANY SUCCESSOR THERETO."

          (b) If any Company Securities shall cease to be Registrable Securities under clause (i) or clause (ii) of the definition thereof, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such securities without the first sentence of the legend required by Section 3.02(a) endorsed thereon. If any Company Securities cease to be subject to any and all restrictions on Transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Company Securities without the second sentence of the legend required by Section 3.02(a) endorsed thereon.

         Section 3.03. Permitted Transferees. Notwithstanding anything in this Agreement to the contrary, any Stockholder may at any time Transfer any or all of its Company Securities to one or more of its Permitted Transferees without the consent of the Board or any other Stockholder or group of Stockholders so long as (a) such Permitted Transferee shall have executed and delivered to the Company an agreement to be bound by the terms of this Agreement in the form of Exhibit A attached hereto and (b) the Transfer to such Permitted Transferee is not in violation of applicable federal or state securities laws.


                                   ARTICLE 4
                      Tag-Along Rights; Drag-along Rights

         Section 4.01. Rights to Participate in Transfer. (a) If the DLJ Entities propose to Transfer Company Securities in a transaction otherwise permitted by Article 3 hereof (a "Tag-Along Sale"), and if any Other Stockholders own the type of Company Securities proposed to be sold by the DLJ Entities, such Other Stockholders may, at their option, elect to exercise their rights under this Section 4.01 (each such Other Stockholder, a "Tagging Person"). In the event of such a proposed Transfer, the DLJ Entities shall provide each Other Stockholder written notice of the terms and conditions of such proposed Transfer ("Tag-Along Notice") and offer each Tagging Person the opportunity to participate in such sale. The Tag-Along Notice shall identify the number and type of Company Securities subject to the offer ("Tag-Along Offer"), the price at which the Transfer is proposed to be made, and all other material terms and conditions of the Tag- Along Offer, including the form of the proposed agreement, if any. From the date of the receipt of the Tag-Along Notice, each Tagging Person shall have the right (a "Tag-Along Right"), exercisable by written notice ("Section 4.01 Response Notice") given to the DLJ Entities within 15 Business Days (the "Tag-Along Notice Period"), to request that the DLJ Entities include in the proposed Transfer the number of Company Securities held by such Tagging Person as is specified in such notice; provided that if the aggregate number of Company Securities proposed to be sold by the DLJ Entities and all Tagging Persons in such transaction exceeds the number of Company Securities which can be sold on the terms and conditions set forth in the Tag-Along Notice, then only the Tag-Along Portion of Company Securities of each Tagging Person shall be sold pursuant to the Tag-Along Offer and the DLJ Entities shall sell its Tag-Along Portion of Company Securities and such additional Company Securities as permitted by Section 4.01(d). If the Tagging Persons exercise their Tag-Along Rights hereunder, each Tagging Person shall deliver to the DLJ Entities, together with its Section 4.01 Response Notice, the certificate or certificates representing the Company Securities of such Tagging Person to be included in the Transfer, together with a limited power-of-attorney authorizing the DLJ Entities to Transfer such Company Securities on the terms set forth in the Tag-Along Notice. Delivery of such certificate or certificates representing the Company Securities to be transferred and the limited power-of-attorney authorizing the DLJ Entities to Transfer such Company Securities shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Persons. The Tagging Persons shall (a) be required (i) to bear their proportionate share of any escrows, holdbacks or adjustments in purchase price and (ii) to make such representations, warranties and covenants and enter into such agreements as are customary for transactions of the nature of the Tag-along Offer, in each case under the terms of any definitive agreement(s) relating to such Tag-along Offer and (b) benefit from all of the same provisions of the definitive agreements as the Selling Person. If, at the end of a 90-day period after such delivery of the Section 4.01 Response Notice (which 90- day period shall be extended if any of the transactions contemplated by the Tag- Along Offer are subject to regulatory approval until the expiration of five Business Days after all such approvals have been received, but in no event later than 180 days following the receipt of the Section 4.01 Notice), the DLJ Entities have not completed the transfer of all such Company Securities for at least 95% of the price set forth in the Tag-Along Offer and otherwise on substantially the same terms and conditions set forth in the Tag-Along Notice, the DLJ Entities shall (i) return to each Tagging Person the limited power-of-attorney (and all copies thereof) together with all certificates representing the Company Securities which such Tagging Person delivered for Transfer pursuant to this Section 4.01and (ii) not conduct any Transfer of Company Securities without again complying with this Section.

          (b) Concurrently with the consummation of the Tag-Along Sale, the DLJ Entities shall notify the Tagging Persons thereof, shall remit to the Tagging Persons the total consideration (by bank or certified check) for the Company Securities of the Tagging Persons transferred pursuant thereto, and shall, promptly after the consummation of such Tag-Along Sale, furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Persons.

          (c) If at the termination of the Tag-Along Notice Period any Tagging Person shall not have elected to participate in the Tag-Along Sale, such Tagging Person will be deemed to have waived its rights under Section 4.01(a) with respect to the Transfer of its Company Securities pursuant to such Tag-Along Sale.

          (d) If any Tagging Person declines to exercise its Tag-Along Rights or elects to exercise its Tag-Along Rights with respect to less than such Tagging Person's Tag-Along Portion, the DLJ Entities shall be entitled to Transfer, pursuant to the Tag-Along Offer, a number of Company Securities held by the DLJ Entities equal to the number of Company Securities constituting the portion of such Tagging Person's Tag-Along Portion with respect to which Tag-Along Rights were not exercised.

          (e) The DLJ Entities may sell, on behalf of themselves and any Tagging Person who exercises the Tag-Along Rights pursuant to this Section 4.01, the Company Securities subject to the Tag-Along Offer and elected to be sold on the terms and conditions set forth in the Tag-Along Notice (provided, however, that the price payable in any such sale may exceed the price specified in the Tag- Along Notice by up to 10%) within 120 days of the date on which all Tag-Along Rights shall have been waived, exercised or expire.

          (f) Notwithstanding anything contained in this Section 4.01, there shall be no liability on the part of the DLJ Entities to the Tagging Persons (other than the obligation to return any certificates evidencing Company Securities received by any DLJ Entity) if the Transfer of Company Securities pursuant to Section 4.01 is not consummated for whatever reason. Whether to effect a Transfer of Company Securities pursuant to this Section 4.01 by the DLJ Entities is in the sole and absolute discretion of the DLJ Entities.

          (g) The provisions of this Section 4.01 shall not apply to any Transfer or proposed Transfer of Company Securities by the DLJ Entities (i) pursuant to Rule 144, (ii) to a Permitted Transferee of the DLJ Entities, or
(iii) pursuant to which Section 4.02 applies.

         Section 4.02. Right to Compel Participation in Certain Transfers. (a) If (i) the DLJ Entities propose to Transfer not less than 50% of their Initial Ownership of any class of Company Securities to a Third Party in a bona fide sale or (ii) the DLJ Entities propose a Transfer in which the Company Securities to be transferred by the DLJ Entities constitute more than 50% of the outstanding Company Securities in a particular class (a "Compelled Sale"), the DLJ Entities may at their option require all Other Stockholders to sell the Drag-Along Portion of such class of Company Securities ("Drag-Along Rights") then held by every Other Stockholder, and in the case of a Compelled Sale involving Common Shares (but subject to and at the closing of the Compelled
Sale) to exercise such number of options or Warrants for Common Shares held by every Other Stockholder as is required in order that a sufficient number of Common Shares are available to sell the relevant Drag-Along Portion of each such Other Stockholder, for the same consideration per unit of the relevant class of Company Security and otherwise on the same terms and conditions as the DLJ Entities; provided that any Other Stockholder who holds options or Warrants the exercise price per share of which is greater than the per share price at which the Common Shares are to be sold to the Third Party may, if required by the DLJ Entities to exercise such options, in place of such exercise, submit to irrevocable cancellation thereof without any liability for payment of any exercise price with respect thereto. If the Compelled Sale is not consummated with respect to any Common Shares acquired upon exercise of such options or Warrants, or the Compelled Sale is not consummated, such options or Warrants shall be deemed not to have been exercised or canceled, as applicable. DLJ Entities shall provide written notice of such Compelled Sale to the Other Stockholders (a "Compelled Sale Notice") not later than the 15th day prior to the proposed Compelled Sale. The Compelled Sale Notice shall identify the transferee, the number of Company Securities, the consideration for which a Transfer is proposed to be made (the "Compelled Sale Price") and all other material terms and conditions of the Compelled Sale. The number of Company Securities to be sold by each Other Stockholder will be the Drag-Along Portion of the Common Shares and/or Warrants that such Other Stockholder owns. Each Other Stockholder shall be required to participate in the Compelled Sale on the terms and conditions set forth in the Compelled Sale Notice and to tender all its Company Securities as set forth below. The price payable in such Transfer shall be the Compelled Sale Price. Not later than the 10th day following the date of the Compelled Sale Notice (the "Compelled Sale Notice Period"), each of the Other Stockholders shall deliver to a representative of the DLJ Entities designated in the Section 4.02 Notice certificates, and in the case of the Warrants, the applicable instrument, representing all Company Securities comprising the Drag-Along Portion held by such Other Stockholder, duly endorsed, together with all other documents required to be executed in connection with such Compelled Sale or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Company Securities pursuant to this Section 4.02 at the closing for such Compelled Sale against delivery to such Other Stockholder of the consideration therefor. If an Other Stockholder should fail to deliver such certificates to the DLJ Entities, the Company shall cause the books and records of the Company to show that such Company Securities are bound by the provisions of this Section 4.02 and that such Company Securities shall be transferred to the purchaser of such Company Securities immediately upon surrender for Transfer by the holder thereof. The Other Stockholders shall (a) be required (i) to bear their proportionate share of any escrows, holdbacks or adjustments in purchase price and (ii) to make such representations, warranties and covenants and enter into such agreements as are customary for transactions of the nature of the Compelled Sale, in each case under the terms of the definitive agreement(s) relating to such Compelled Sale and (b) benefit from all of the same provisions of the definitive agreements as the DLJ Entities.

          (b) The DLJ Entities shall have a period of 90 days from the date of receipt of the Compelled Sale Notice to consummate the Compelled Sale on the terms and conditions set forth in such Compelled Sale Notice; provided that if such Compelled Sale is subject to regulatory approval, such 90-day period shall be extended until the expiration of 5 Business Days after all such approvals have been received, but in no event later than 270 days following the effective date of the Compelled Sale Notice. If the Compelled Sale shall not have been consummated during such period, the DLJ Entities shall return to each of the Other Stockholders all certificates representing Company Securities that such Other Stockholder delivered for Transfer pursuant hereto, together with any documents in the possession of the DLJ Entities executed by the Other Stockholder in connection with such proposed Transfer, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Company Securities owned by the Other Stockholders shall again be in effect.

          (c) Concurrently with the consummation of the Transfer of Company Securities pursuant to this Section 4.02, the DLJ Entities shall give notice thereof to all Stockholders, shall remit to each of the Stockholders who have surrendered their certificates the total consideration (the cash portion of which is to be paid by bank or certified check) for the Company Securities transferred pursuant hereto and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by such Stockholders

         (d) Notwithstanding anything contained in this Section 4.02, there shall be no liability on the part of the DLJ Entities to the Other Stockholders (other than the obligation to return any certificates representing Company Securities received by any DLJ Entity) if the Transfer of Company Securities pursuant to this Section 4.02 is not consummated for whatever reason, regardless of whether the DLJ Entities have delivered a Compelled Sale Notice. Whether to effect a Transfer of Company Securities pursuant to this Section
4.02 by the DLJ Entities is in the sole and absolute discretion of the DLJ Entities.

                                   ARTICLE 5
                              Registration Rights

         Section 5.01. Demand Registration. (a) If the Company shall receive a written request from either DLJMB on behalf of the DLJ Entities or, in the case of a CVC Demand, CVC on behalf of the CVC Entities (the DLJ Entities or, in respect of a CVC Demand, the CVC Entities, shall be referred to herein as a "Requesting Stockholder") that the Company effect the registration under the Securities Act of all or a portion of such Requesting Stockholder's Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give written notice of such requested registration (each such request, including the CVC Demand, shall be referred to herein as a "Demand Registration") at least 15 days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the Other Stockholders and thereupon will use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

          (i) the Registrable Securities which the Company has been so requested to register by the Requesting Stockholder; and

         (ii) subject to the restrictions set forth in Section 5.02, all other Registrable Securities of the same class as that requested to be registered by the Requesting Stockholder which any Other Stockholder entitled to request the Company to effect an Incidental Registration pursuant to Section 5.02 (all such Stockholders, together with the Requesting Stockholder, the "Holders") has requested that the Company register by written request received by the Company within 15 days after the receipt by such Holders of such written notice given by the Company, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that, subject to Section 5.01(d) hereof, the Company shall
(i) not be obligated to effect more than five Demand Registrations for the DLJ Entities, (ii) be obligated to effect one Demand Registration for the CVC Entities (the "CVC Demand") which shall be exercisable by CVC on behalf of any CVC Entities only if immediately prior thereto (A) the Transfer Percentage of the CVC Entities is less than the Transfer Percentage of the DLJ Entities and
(B) the DLJ Entities have transferred (other than to any of their Permitted Transferees) 70% or more of the sum of (x) their collective Initial Ownership of Common Stock and (y) any additional shares of Common Stock issued by the Company to the DLJ Entities after the date hereof in an issuance of Common Stock that was offered to the DLJ Entities and the CVC Entities on a pro rata basis and (iii) not be obligated to effect any Demand Registration unless the aggregate proceeds expected to be received from the sale of the Common Stock to be included in such Demand Registration, in the reasonable opinion of DLJSC exercised in good faith, equals or exceeds (x) $50,000,000 if such Demand Registration would constitute the First Public Offering, or (y) $25,000,000 in all other cases. In no event will the Company be required to effect more than one Demand Registration hereunder within any four-month period.

          (b) Promptly after the expiration of the 15-day period referred to in Section 5.01(a)(ii) hereof, the Company will notify all the Holders to be included in the Demand Registration of the other Holders and the number of Registrable Securities requested to be included therein. The Requesting Stockholder may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability to any of the other Stockholders, by providing a written notice to the Company revoking such request, in which case such request, so revoked, shall be considered a Demand Registration unless the participating Stockholders reimburse the Company for all costs incurred by the Company in connection with such registration, or unless such revocation arose out of the fault of the Company, in which case such request shall not be considered a Demand Registration and the Company shall be obligated to pay all Registration Expenses in connection with such revoked request.

          (c) The Company will be liable for and pay all Registration Expenses in connection with any Demand Registration pursuant to this Section 5.01, regardless of whether it is effected.

          (d) A Demand Registration shall not be deemed to have occurred unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least 180 days without being subject to any stop order, injunction, or other order or requirement of the Commission or any other governmental authority for any reason (or such shorter period in which all Registrable Securities of the Holders requested to be included in such registration have actually been sold thereunder).

          (e) If a Demand Registration involves an underwritten Public Offering and the managing underwriter shall advise the Company and the Requesting Stockholder that, in its view, (i) the number of Registrable Securities requested to be included in such registration (including any securities which the Company proposes to be included which are not Registrable Securities) or (ii) the inclusion of some or all of the Registrable Securities owned by the Holders, in any such case, exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such securities can be sold (the "Maximum Offering Size"), the Company will include in such registration, in the priority listed below, up to the Maximum Offering Size:

          (i) first, all Registrable Securities requested to be registered by the Requesting Stockholder and all Registrable Securities requested to be included in such registration by any other Holder (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata, among such Holders on the basis of the relative number of Registrable Securities so requested to be included in such registration); provided that if the Transfer Percentage of CVC is less than the Transfer Percentage of the DLJ Entities collectively at such time, the amount of Registrable Securities which will be allocable to CVC pursuant to this subsection shall be increased by an amount such that, after giving effect to the sale of all Registrable Securities in such offering, the Transfer Percentage of CVC would equal the Transfer Percentage of the DLJ Entities collectively;

         (ii) second, any securities proposed to be registered by the Company; and

        (iii) third, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.

         (f) If, in connection with any Demand Registration pursuant to this Section with respect to the Common Shares or Preferred Shares, any Requesting Stockholder shall seek to Transfer any Warrants together with Common Shares or Preferred Shares, the Company shall at the request of any such Stockholder effect a registration of such Warrants to which the provisions of this Article 5 shall apply mutatis mutandis and a registration, pursuant to a shelf registration statement, so as to permit the resale of the Common Shares for which any Warrants so transferred may be exercisable. The Company shall maintain the effectiveness of any such shelf registration statement, and take all actions necessary to permit resale of such Common Shares as may be required by applicable state securities laws.

         Section 5.02. Incidental Registration. (a) If the Company proposes to register any Company Securities under the Securities Act (other than a registration on Forms S-8 or S-4 or any successor or similar forms), whether or not for sale for its own account, it will each such time, subject to the provisions of Section 5.02(b), give prompt written notice at least 30 days prior to the anticipated filing date of the registration statement relating to such registration to all Stockholders, which notice shall set forth such Stockholder's rights under this Section 5.02 and shall offer such Stockholders the opportunity to include in such registration statement such number of Registrable Securities of the same type as are proposed to be registered as each such Stockholder may request (an "Incidental Registration"). Upon the written request of any such Stockholder made within 15 days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be disposed of by such Stockholder), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Stockholders, to the extent requisite to permit the disposition of the Registrable Securities so to be registered; provided that (i) if such registration involves an underwritten Public Offering, all such Stockholders requesting to be included in the Company's registration must sell their Registrable Securities to the underwriters selected as provided in
Section 5.04(f) on the same terms and conditions as apply to the Company and
(ii) if, at any time after giving written notice of its intention to register any Company Securities pursuant to this Section 5.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give written notice to all such Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 5.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section5.01. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 5.02.

          (b) If a registration pursuant to this Section 5.02 involves an underwritten Public Offering (other than any Demand Registration in which case the provisions with respect to priority of inclusion in such offering set forth in Section 5.01 shall apply) and the managing underwriter advises the Company that, in its view, the number of Shares that the Company and such Stockholders intend to include in such registration exceeds the Maximum Offering Size, the Company will include in such registration, in the following priority, up to the Maximum Offering Size:

          (i) first, so much of the securities proposed to be registered by the Company as would not cause the offering to exceed the Maximum Offering Size;

         (ii) second, all Registrable Securities requested to be included in such registration statement by the Holders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such entities on the basis of the relative number of shares of Registrable Securities requested to be so included in such registration); provided that if the Transfer Percentage of CVC is less than the Transfer Percentage of the DLJ Entities collectively at such time, the amount of Registrable Securities which will be allocable to CVC pursuant to this subsection shall be increased by an amount such that, after giving effect to the sale of all Registrable Securities in such offering, the Transfer Percentage of CVC would equal the Transfer Percentage of the DLJ Entities collectively; and

        (iii) third, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.

         Section 5.03. Holdback Agreements. If any registration of Registrable Securities shall be in connection with a Public Offering, each DLJ Entity, each Other Stockholder and the Company agree not to effect any public sale or distribution, including any sale pursuant to Rule 144, or any successor provision, under the Securities Act, of any Registrable Securities, and not to effect any such public sale or distribution of any other Common Stock of the Company or of any stock convertible into or exchangeable or exercisable for any Common Stock of the Company (in each case, other than as part of such Public Offering) during the 14 days prior to the effective date of such registration statement (except as part of such registration) or during the period after such effective date equal to the lesser of (i) such period of time as the Company and the lead managing underwriter of an underwritten Public Offering agree and
(ii) 180 days (such lesser period, the "Applicable Holdback Period").

         Section 5.04. Registration Procedures. Whenever Stockholders request that any Registrable Securities be registered pursuant to Section 5.01 or 5.02, the Company will, subject to the provisions of such Sections, use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

          (a) The Company will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days (or such shorter period in which all Registrable Securities of the Holders included in such registration statement shall have actually been sold thereunder).

          (b) The Company will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each participating Stockholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company will furnish to such Stockholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Stockholder.

          (c) After the filing of the registration statement, the Company will (i)cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify each Stockholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission under state blue sky laws and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

          (d) The Company will use its best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any Stockholder holding such Registrable Securities reasonably (in light of such Stockholders intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition of the Registrable Securities owned by such Stockholder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

          (e) The Company will immediately notify each Stockholder holding such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Stockholder any such supplement or amendment.

          (f) (i) DLJMB will have the right to select an underwriter or underwriters in connection with any Public Offering resulting from the exercise by DLJMB on behalf of any DLJ Entity of a Demand Registration, which underwriter or underwriters may include any Affiliate of any DLJ Entity,
(ii)CVC will have the right to select an underwriter or underwriters in connection with the CVC Demand, which selection shall be subject to the approval of the Company, which approval shall not be unreasonably withheld, and
(iii) the Company will select an underwriter or underwriters in connection with any other Public Offering. In connection with any Public Offering, the Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities in any such Public Offering, including the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with the NASD.

          (g) Upon the execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company will make available for inspection by any Stockholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 5.04 and any attorney, accountant or other professional retained by any such Stockholder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Stockholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the Company Securities or its Affiliates unless and until such is made generally available to the public. Each Stockholder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

          (h) The Company will furnish to each such Stockholder and to each such underwriter, if any, a signed counterpart, addressed to each such Stockholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as a majority of such Stockholders or the managing underwriter therefor reasonably requests.

          (i) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its stockholders, as soon as reasonably practicable, consolidated statements covering a period of 12 months, beginning within three months after the effective date of the registration statement, which consolidated statements shall satisfy the provisions of Section 11(a) of the Securities Act.

          (j) The Company may require each such Stockholder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

          (k) Each such Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.04(e), such Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.04(e), and, if so directed by the Company, such Stockholder will deliver to the Company all copies, other than any permanent file copies then in such Stockholder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section5.04(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.04(e) to the date when the Company shall make available to such Stockholder a prospectus supplemented or amended to conform with the requirements of Section 5.04(e).

         Section 5.05. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Stockholder holding Registrable Securities covered by a registration statement, its officers, directors and agents, and each Person, if any, who controls such Stockholder within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Stockholder or any other Stockholder or on such Stockholder's behalf or on behalf of any other Stockholder expressly for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or such amended or supplemented prospectus as the case may be) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such person if it is determined that the Company has provided such prospectus and it was the responsibility of such Stockholder to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Stockholders provided in this
Section 5.05.

         Section 5.06. Indemnification by Participating Stockholders. Each Stockholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Stockholder, but only (i) with respect to information furnished in writing by such Stockholder or on such Stockholder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any loss, claim, damage, liability or expense described in Section 5.05 results from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such person if it is determined that it was the responsibility of such Stockholder to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Each such Stockholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 5.06. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 5 hereof, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. No Stockholder shall be liable under this Section 5.06 for any loss, claim, damage, liability or expense in excess of the net proceeds realized by such Stockholder in the sale of the Registrable Securities of such Stockholder to which such loss, claim, damage, liability or expense relates.

         Section 5.07. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Article 5, such person (an "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

         Section 5.08. Contribution. If the indemnification provided for in this Article 5 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Stockholders holding Registrable Securities covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Stockholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Stockholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Stockholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Stockholders or by such underwriters. The relative fault of the Company on the one hand and of each such Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 5.08 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.08, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Stockholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Stockholder were offered to the public exceeds the amount of any damages which such Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each such Stockholder's obligation to contribute pursuant to this Section 5.08 is several in the proportion that the proceeds of the offering received by such Stockholder bears to the total proceeds of the offering received by all such Stockholders and not joint.

         Section 5.09. Participation in Public Offering. No Person may participate in any Public Offering hereunder unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (ii)completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

         Section 5.10. Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Stockholder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

         Section 5.11. Cooperation by the Company. In the event any Stockholder shall Transfer any Registrable Securities pursuant to Rule 144 under the Securities Act, the Company shall cooperate, to the extent commercially reasonable, with such Stockholder and shall provide to such Stockholder such information as such Stockholder shall reasonably request.

         Section 5.12. No Transfer of Registration Rights. None of the rights of Stockholders under this Article 5 shall be assignable by any Stockholder to any Person to which such Stockholder transferred Registrable Securities in any Public Offering or pursuant to Rule 144 of the Securities Act.

                                   ARTICLE 6
                                 Miscellaneous

         Section 6.01. Entire Agreement. This Agreement and the Subscription Agreements, together with any schedules, exhibits, annexes or appendices hereto or thereto, constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

         Section 6.02. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 6.03. Confidentiality. (a) Each Stockholder agrees that Confidential Information (as defined below) furnished and to be furnished to it was and will be made available in connection with such Stockholder's investment in the Company. Each Stockholder acknowledges and agrees that it will not disclose any Confidential Information to any Person; provided that Confidential Information may be disclosed (i) to such Stockholders Representatives (as defined below) in the normal course of the performance of their duties or to any financial institution providing credit to such Stockholder, (ii) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Stockholder is subject; provided that such Stockholder gives the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief), (iii) to any Person to whom such Stockholder is contemplating a Transfer of its Company Securities (provided that such Transfer would not be in violation of the provisions of this Agreement and as long as such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement in form and substance satisfactory to the Company (it being understood that a confidentiality agreement consistent with the provisions hereof shall be satisfactory to the Company)) or (iv)to any regulatory authority to which the Stockholder or any of its affiliates is subject of with which it has regular dealings if the prior written consent of the Board shall have been obtained. Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Stockholder. The Company will furnish to directors of the Company, as soon as they become prepared on a regular basis, monthly management accounts in such form and containing such information as the Board shall specify.

          (b) "Confidential Information" means any information concerning the Company and Persons which are or become its subsidiaries or the financial condition, business, operations or prospects of the Company and Persons which are or become its subsidiaries in the possession of or furnished to any Stockholder (including, without limitation by virtue of its present or former right to designate a director of the Company); provided that the term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or its partners, directors, officers, employees, agents, counsel, investment advisors or representatives (all such persons being collectively referred to as "Representatives") in violation of this Agreement, (ii) is or was available to such Stockholder on a nonconfidential basis prior to its disclosure to such Stockholder or its Representatives by the Company or (iii) was or becomes available to such Stockholder on a non-confidential basis from a source other than the Company, provided that such source is or was at the time of receipt of the relevant information not, to the best of such Stockholders knowledge, bound by a confidentiality agreement with the Company or another Person.

         Section 6.04. Exclusive Financial and Investment Banking Advisor. During the period from and including the date hereof until the earlier of (i) the fifth anniversary of the date hereof and (ii) the date that the DLJ Entities own less than 5% of their Initial Ownership of Common Shares, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), or any Affiliate of DLJSC that the DLJ Entities may choose in their sole discretion, shall be engaged as the exclusive financial and investment banking advisor of the Company. DLJSC or such Affiliate shall be entitled to reimbursement from the Company for all expenses incurred by DLJSC or such Affiliate (including, without limitation, fees and expenses of counsel) as financial and investment banking advisor of the Company.

         Section 6.05. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise, except that any Permitted Transferee acquiring Company Securities shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the Form of Exhibit A hereto and shall thenceforth be a "Stockholder". Any Stockholder who ceases to own beneficially any Shares shall cease to be bound by the terms hereof (other than (i)the provisions of Sections 5.05, 5.06, 5.07, 5.08, and 5.10 applicable to such Stockholder with respect to any offering of Registrable Securities completed before the date such Stockholder ceased to own any Company Securities and (ii) Sections 6.03, 6.11 and 6.12).

         Section 6.06. Amendment; Waiver; Termination. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with the approval of the Board and Stockholders holding at least 75% of the outstanding Common Shares held by the parties hereto at the time of such proposed amendment or modification; provided that any amendment or modification which adversely and disproportionately affects the rights of any party hereto must be approved by such party.

         Section 6.07. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmissions and shall be given,

         if to the Company, to:
                           Insilco Holding Co.
                           425 Metro Place North
                           5th Floor
                           Dublin, Ohio 43017
                           Attention: Kenneth Koch
                           Telecopy: (614) 791-3195

         with a copy to the DLJ Entities at the address listed below.


         if to the DLJ Entities, to:

                           DLJ Merchant Banking Partners II, L.P.
                           277 Park Avenue
                           New York, New York 10172
                           Attention: William F. Dawson, Jr.
                           Fax:  (212) 892-7553

         with a copy to:

                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, New York  10017
                           Attention: John W. Buttrick
                           Fax:  (212) 450-4800

         if to CVC, to:

                           399 Venture Partners, Inc.
                           c/o Citicorp Venture Capital, Ltd.
                           399 Park Avenue
                           14th Floor
                           New York, NY 10043
                           Attention: David Y. Howe
                           Fax: 212-888-2940

         with a copy to:

                           Dechert Price & Rhoads
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, PA 19103-2793
                           Attention: Christopher G. Karras
                           Fax: 215-994-2222

         All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmission.

         Any Person who becomes a Stockholder shall provide its address and fax number to the Company, which shall promptly provide such information to each other Stockholder.

         Section 6.08. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         Section 6.09. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE.

         Section 6.10. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         Section 6.11. Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware or any other Delaware State court sitting in Wilmington, and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.07 shall be deemed effective service of process on such party.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  INSILCO HOLDING CO.


                                  By: /s/ Kenneth H. Koch
                                     --------------------------------
                                      Name:    Kenneth H. Koch
                                      Title:   Vice President and Secretary



                                  DLJ MERCHANT BANKING
                                  PARTNERS II, L.P.

                                  BY DLJ MERCHANT BANKING II, INC.,
                                      Managing General Partner


                                  By: /s/ William F. Dawson, Jr.
                                     --------------------------------
                                      Name:    William F. Dawson, Jr.
                                      Title:   Attorney-in-Fact



                                  DLJ MERCHANT BANKING
                                  PARTNERS II-A, L.P.

                                  BY DLJ MERCHANT BANKING II, INC.,
                                      Managing General Partner


                                 By:  /s/ William F. Dawson, Jr.
                                     --------------------------------
                                      Name:    William F. Dawson, Jr.
                                      Title:   Attorney-in-Fact


                                 DLJ OFFSHORE PARTNERS II, C.V.

                                 BY DLJ MERCHANT BANKING II, INC.,
                                      Advisory General Partner


                                 By:  /s/ William F. Dawson, Jr.
                                     --------------------------------
                                      Name:    William F. Dawson, Jr.
                                      Title:   Attorney-in-Fact



                                 DLJ DIVERSIFIED PARTNERS, L.P.

                                 BY DLJ DIVERSIFIED PARTNERS, INC.,
                                      Managing General Partner


                                 By:  /s/ William F. Dawson, Jr.
                                     --------------------------------
                                      Name:    William F. Dawson, Jr.
                                      Title:   Attorney-in-Fact


                                 DLJ DIVERSIFIED PARTNERS-A, L.P.

                                 BY DLJ DIVERSIFIED PARTNERS, INC.,
                                      Managing General Partner


                                 By:  /s/ William F. Dawson, Jr.
                                     --------------------------------
                                      Name:    William F. Dawson, Jr.
                                      Title:   Attorney-in-Fact



                                 DLJMB FUNDING II, INC.


                                 By:  /s/ William F. Dawson, Jr.
                                      Name:    William F. Dawson, Jr.
                                      Title:   Attorney-in-Fact


                                 DLJ EAB PARTNERS, L.P.

                                 BY DLJ LBO PLANS MANAGEMENT CORPORATION,
                                      General Partner


                                 By:  /s/ William F. Dawson, Jr.
                                     --------------------------------
                                      Name:    William F. Dawson, Jr.
                                      Title:   Attorney-in-Fact


                                 DLJ MILLENNIUM PARTNERS, L.P.

                                 BY DLJ MERCHANT BANKING II,  INC.,
                                      Managing General Partner


                                 By:  /s/ William F. Dawson, Jr.
                                     --------------------------------
                                      Name:    William F. Dawson, Jr.
                                      Title:   Attorney-in-Fact



                                 UK INVESTMENT PLAN 1997
                                 PARTNERS

                                 DONALDSON, LUFKIN & JENRETTE, INC.,
                                         General Partner


                                 By:  /s/ William F. Dawson, Jr.
                                     --------------------------------
                                      Name:    William F. Dawson, Jr.
                                      Title:   Attorney-in-Fact


                                 DLJ FIRST ESC, L.P.

                                 BY DLJ LBO PLANS MANAGEMENT
                                      CORPORATION, as General Partner


                                 By:  /s/ William F. Dawson, Jr.
                                     --------------------------------
                                      Name:    William F. Dawson, Jr.
                                      Title:   Attorney-in-Fact


                                 DLJ ESC II, L.P.

                                 BY DLJ LBO PLANS MANAGEMENT CORPORATION,
                                      as General Partner


                                 By:  /s/ William F. Dawson, Jr.
                                     --------------------------------
                                      Name:    William F. Dawson, Jr.
                                      Title:   Attorney-in-Fact


                                 DLJ MILLENNIUM PARTNERS-A, L.P.

                                 BY DLJ MERCHANT BANKING II, INC.,
                                      Managing General Partner


                                 By:  /s/ William F. Dawson, Jr.
                                     --------------------------------
                                      Name:    William F. Dawson, Jr.
                                      Title:   Attorney-in-Fact


                                 399 VENTURE PARTNERS, INC.


                                 By:  /s/ David Y. Howe
                                     --------------------------------
                                      Name:    David Y. Howe
                                      Title:   Vice President


                                                           EXHIBIT A

                        [FORM OF AGREEMENT TO BE BOUND]

                                                 [Date]


To the Parties to the Investors'
Agreement dated as of August __, 1998

Ladies and Gentlemen:

         Reference is made to the Investors' Agreement dated as of August __, 1998 (the "Investors' Agreement") among Insilco Holding Co. and the other Persons listed on the signature pages thereof and each other Person who has or shall become a party to the Investors' Agreement as provided therein. Capitalized terms used herein and not defined have the meanings ascribed to them in the Investors' Agreement.

         In consideration of the covenants and agreements contained in the Investors' Agreement, the undersigned hereby confirms and agrees that it shall be bound as a "Stockholder" by all of the provisions thereof.

         This letter shall be construed and enforced in accordance with the internal laws of the State of Delaware.

                                                 Very truly yours,